Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 13,573 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 January 23, 2026

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Eli Lilly and Company, the Common Stock of Micron Technology, Inc., the Class A Common Stock of Meta Platforms, Inc. and the Common Stock of NVIDIA Corporation due January 30, 2031

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlying Stocks:

Common stock of Eli Lilly and Company (the “LLY Stock”), common stock of Micron Technology, Inc. (the “MU Stock”), class A common stock of Meta Platforms, Inc. (the “META Stock”) and common stock of NVIDIA Corporation (the “NVDA Stock”)

Pricing date*	January 26, 2026
Original issue date*	January 29, 2026
Principal amount	$1,000 per note
Automatic call

If, on any calculation day, beginning on January 29, 2027, the stock closing price of each underlying stock is greater than or equal to its respective starting price, the notes will be automatically called for the applicable call payment on the related call settlement date. The “call payment” will be equal to the principal amount plus the applicable call premium.

Calculation days* and call premiums

Calculation Day

Call Premium†

January 29, 2027

At least 12.60% of the principal amount

March 1, 2027

At least 13.65% of the principal amount

March 29, 2027

At least 14.70% of the principal amount

April 29, 2027

At least 15.75% of the principal amount

June 1, 2027

At least 16.80% of the principal amount

June 29, 2027

At least 17.85% of the principal amount

July 29, 2027

At least 18.90% of the principal amount

August 30, 2027

At least 19.95% of the principal amount

September 29, 2027

At least 21.00% of the principal amount

October 29, 2027

At least 22.05% of the principal amount

November 29, 2027

At least 23.10% of the principal amount

December 29, 2027

At least 24.15% of the principal amount

January 31, 2028

At least 25.20% of the principal amount

February 29, 2028

At least 26.25% of the principal amount

March 29, 2028

At least 27.30% of the principal amount

May 1, 2028

At least 28.35% of the principal amount

May 30, 2028

At least 29.40% of the principal amount

June 29, 2028

At least 30.45% of the principal amount

July 31, 2028

At least 31.50% of the principal amount

August 29, 2028

At least 32.55% of the principal amount

September 29, 2028

At least 33.60% of the principal amount

October 30, 2028

At least 34.65% of the principal amount

November 29, 2028

At least 35.70% of the principal amount

December 29, 2028

At least 36.75% of the principal amount

January 29, 2029

At least 37.80% of the principal amount

February 28, 2029

At least 38.85% of the principal amount

March 29, 2029

At least 39.90% of the principal amount

April 30, 2029

At least 40.95% of the principal amount

May 29, 2029

At least 42.00% of the principal amount

June 29, 2029

At least 43.05% of the principal amount

July 30, 2029

At least 44.10% of the principal amount

August 29, 2029

At least 45.15% of the principal amount

October 1, 2029

At least 46.20% of the principal amount

October 29, 2029

At least 47.25% of the principal amount

November 29, 2029

At least 48.30% of the principal amount

December 31, 2029

At least 49.35% of the principal amount

January 29, 2030

At least 50.40% of the principal amount

February 28, 2030

At least 51.45% of the principal amount

March 29, 2030

At least 52.50% of the principal amount

April 29, 2030

At least 53.55% of the principal amount

May 29, 2030

At least 54.60% of the principal amount

July 1, 2030

At least 55.65% of the principal amount

July 29, 2030

At least 56.70% of the principal amount

August 29, 2030

At least 57.75% of the principal amount

September 30, 2030

At least 58.80% of the principal amount

October 29, 2030

At least 59.85% of the principal amount

November 29, 2030

At least 60.90% of the principal amount

December 30, 2030

At least 61.95% of the principal amount

January 27, 2031 (the “final calculation day”)

At least 63.00% of the principal amount

†to be determined on the pricing date

Call settlement dates	Three business days after the applicable calculation day; provided that the call settlement date for the final calculation day is the maturity date.
Maturity payment amount (per note)

If the notes are not automatically called prior to or at maturity, you will be entitled to receive on the maturity date a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal $1,000.

Maturity date*	January 30, 2031
Starting price	For each underlying stock, the closing price on the pricing date
Ending price	For each underlying stock, the closing price on the final calculation day.
Lowest performing underlying stock	The underlying stock with the lowest performance factor
Performance factor	With respect to each underlying stock, the ending price divided by the starting price
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $33.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61780A3X1
Tax considerations	See preliminary pricing supplement

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date. Not all calculation days reflected; reflects only the first, twenty-fifth and final calculation day for illustrative purposes only.

If the notes are not automatically called prior to maturity and the ending price of any underlying stock on the final calculation day is less than its starting price, you will not receive any positive return on your investment in the notes.

Any positive return on the notes will be limited to the applicable call premium, even if the closing price of the lowest performing underlying stock on the applicable calculation day significantly exceeds its starting price. You will not participate in any appreciation of the underlying stocks.

The principal amount of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000 per note. We estimate that the value of each note on the pricing date will be approximately $946.60, or within $46.60 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Notes” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the notes. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the notes.

Preliminary pricing supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988226004197/ms13573_424b2-01819.htm

*subject to change

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

The notes have complex features and investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement. All payments on the notes are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Notes

●You may not receive any positive return on the notes.

●The appreciation potential of the notes is limited by the call payment specified for each calculation day.

●The market price will be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the notes is not equivalent to investing in the underlying stocks.

●Reinvestment risk.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the principal amount reduce the economic terms of the notes, cause the estimated value of the notes to be less than the principal amount and will adversely affect secondary market prices.

●The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

●The maturity date may be postponed if the final calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

Risks Relating to the Underlying Stocks

●You are exposed to the price risk of each underlying stock.

●No affiliation with Eli Lilly and Company, Micron Technology, Inc., Meta Platforms, Inc. or NVIDIA Corporation.

●We may engage in business with or involving Eli Lilly and Company, Micron Technology, Inc., Meta Platforms, Inc. or NVIDIA Corporation without regard to your interests.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stocks.

●Historical closing prices of the underlying stocks should not be taken as an indication of the future performance of the underlying stocks during the term of the notes.

For more information about the underlying stocks, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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